The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 13, 2026

Pricing Supplement dated April , 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303

$●

Autocallable Step Up Notes due April 30, 2027

Linked to the Least Performing of the State Street® SPDR® S&P® Regional Banking ETF, the VanEck® Semiconductor ETF and the EURO STOXX® Banks Index

Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not pay interest or guarantee the return of the full principal amount at maturity. Instead, as described below, the Notes will be automatically redeemed for a Redemption Premium if the Closing Value of each Underlier on any Observation Date is greater than or equal to its then-applicable Call Value. Investors should be willing to forgo dividend payments and, if the Notes are not automatically redeemed and the Final Underlier Value of any Underlier is less than its Barrier Value, be willing to lose a significant portion or all of their investment at maturity. Investors will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or any potential increase in the values of the other Underliers.

KEY TERMS*

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:†	April 24, 2026	Final Valuation Date:†	April 27, 2027
Issue Date:	April 29, 2026	Maturity Date:†	April 30, 2027
Reference Assets:	The State Street® SPDR® S&P® Regional Banking ETF (the “KRE Fund”), the VanEck® Semiconductor ETF (the “SMH Fund” and, together with the KRE Fund, each, a “Fund” and together, the “Funds”) and the EURO STOXX® Banks Index (the “SX7E Index”) (each, an “Underlier” and together, the “Underliers”), as set forth in the following table:
Underliers	Bloomberg Ticker	Initial Underlier Value(1)	Barrier Value(2)
KRE Fund	KRE<Equity>	$●	$●
SMH Fund	SMH<Equity>	$●	$●
SX7E Index	SX7E<Index>	●	●
(1) With respect to each Underlier, the Closing Value of that Underlier on the Initial Valuation Date
(2) With respect to each Underlier, 60.00% of its Initial Underlier Value (rounded to two decimal places)
Automatic Redemption:

The Notes will not be automatically redeemable for approximately the first three months after the Issue Date. If, on any Observation Date, the Closing Value of each Underlier is greater than or equal to its then-applicable Call Value, the Notes will be automatically redeemed and you will receive on the relevant Redemption Settlement Date a cash payment per $1,000 principal amount Note that will provide a return equal to the applicable Redemption Premium, calculated as follows:

$1,000 + ($1,000 × applicable Redemption Premium)

No further amounts will be payable on the Notes after they have been automatically redeemed.

Call Value:	With respect to an Underlier and an Observation Date, the Initial Underlier Value of that Underlier times the Call Value Percentage applicable to that Observation Date (rounded to two decimal places)
Redemption Premium and Call Value Percentage:	The Redemption Premium and Call Value Percentage applicable to each Observation Date are set forth in the table below.
	Observation Date	Redemption Premium	Call Value Percentage	Observation Date	Redemption Premium	Call Value Percentage
	First	4.250%	83.00%	Sixth	11.333%	90.00%
	Second	5.667%	90.00%	Seventh	12.750%	90.00%
	Third	7.083%	90.00%	Eighth	14.167%	90.00%
	Fourth	8.500%	90.00%	Ninth	15.583%	90.00%
	Fifth	9.917%	90.00%	Final	17.000%	90.00%
Any positive return on the Notes will not exceed the Redemption Premium with respect to the applicable Observation Date, and your return will not be based on the amount of any appreciation in the value of any Underliers, which may be significant.
Payment at Maturity:

If the Notes are not automatically redeemed, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪  If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note

▪  If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

If the Notes are not automatically redeemed and the Final Underlier Value of any Underlier is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value and you will lose a significant portion or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.475%	97.525%
Total	$●	$●	$●	$●
(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $975.25 and $1,000 per $1,000 principal amount Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $880.70 and $930.70 per $1,000 principal amount Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(3)	Barclays Capital Inc. will receive commissions from the Issuer of up to $24.75 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Final Underlier Value:	With respect to each Underlier, the Closing Value of that Underlier on the Final Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Underlier Return:	With respect to each Underlier, an amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Observation Dates:†	July 24, 2026, August 24, 2026, September 24, 2026, October 26, 2026, November 24, 2026, December 28, 2026, January 25, 2027, February 24, 2027, March 24, 2027 and the Final Valuation Date
Redemption Settlement Dates:†	July 31, 2026, August 31, 2026, October 1, 2026, November 2, 2026, December 2, 2026, January 5, 2027, February 1, 2027, March 3, 2027, March 31, 2027 and the Maturity Date
Closing Value:	With respect to the SX7E Index, Closing Value has the meaning assigned to “closing level” set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement. With respect to a Fund, Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Additional Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749GKQ9 / US06749GKQ90

*	The Underliers and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Selected Risk Considerations—Risks Relating to the Underliers” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset,” “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Underlying Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You understand and accept that you will not participate in any appreciation of any Underlier, which may be significant, and that your potential return on the Notes is limited to the applicable Redemption Premium, if any, paid on the Notes.

•	You can tolerate a loss of a significant portion or all of your principal amount if the Notes are not automatically redeemed and the Final Underlier Value of any Underlier is less than its Barrier Value, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Least Performing Underlier.

•	You anticipate that the Closing Value of each Underlier will be greater than or equal to its then-applicable Call Value on at least one Observation Date.

•	You are willing and able to accept the individual market risk of each Underlier and understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier.

•	You understand and accept the risk that, if the Notes are not automatically redeemed, the payment at maturity, if any, will be based solely on the Underlier Return of the Least Performing Underlier.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underliers.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Funds or the securities composing or held by the Underliers, nor will you have any voting rights with respect to the Funds or the securities composing or held by the Underliers.

•	You are willing and able to accept the risk that the Notes may be automatically redeemed and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that participates in the full appreciation of any or all of the Underliers rather than an investment with a return that is limited to the applicable Redemption Premium, if any, paid on the Notes.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose a significant portion or all of the principal amount of your Notes in the event that the Notes are not automatically redeemed and the Final Underlier Value of any Underlier falls below its Barrier Value.

•	You anticipate that the Closing Value of at least one Underlier will be less than its then-applicable Call Value on each Observation Date.

•	You are unwilling or unable to accept the individual market risk of each Underlier and/or do not understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers.

•	You are unwilling or unable to accept the risk that the negative performance of any Underlier may cause you to lose a significant portion or all of your principal at maturity, regardless of the performance of any other Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Funds or the securities composing or held by the Underliers.

•	You are unwilling or unable to accept the risk that the Notes may be automatically redeemed.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE upon an automatic REDEMPTION

The following examples demonstrate the hypothetical total return upon an automatic redemption under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: 100.00*

▪	Hypothetical Call Values of each Underlier:

Observation Date	Hypothetical Call Value*
First	83.00
Second	90.00
Third	90.00
Fourth	90.00
Fifth	90.00
Sixth	90.00
Seventh	90.00
Eighth	90.00
Ninth	90.00
Final	90.00
▪	Redemption Premiums equal to the Redemption Premiums set forth on the cover of this pricing supplement

*	The hypothetical Initial Underlier Value of 100.00 and the hypothetical Call Values specified above for each Underlier have been chosen for illustrative purposes only and may not represent likely actual Initial Underlier Values or Call Values for the Underliers. The actual Initial Underlier Value for each Underlier will be equal to its Closing Value on the Initial Valuation Date and the actual Call Value for each Underlier will be equal to a percentage of its Initial Underlier Value that increases during the term of the Notes as set forth on the cover of this pricing supplement.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Example 1: The Notes are automatically redeemed on the first Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Redemption Premium
1	KRE Fund	$95.00	Yes	4.250%
	SMH Fund	$120.00
	SX7E Index	140.00

Because the Closing Value of each Underlier on the first Observation Date is greater than or equal to its then-applicable Call Value, the Notes are automatically redeemed on the related Redemption Settlement Date. You will receive on the relevant Redemption Settlement Date a cash payment of $1,042.50 per $1,000 principal amount Note, which is equal to your principal amount plus a return equal to the applicable Redemption Premium. No further amounts will be payable on the Notes after they have been automatically redeemed.

Example 2: The Notes are automatically redeemed on the Final Valuation Date.

Observation Date	Underlier	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Redemption Premium
1	KRE Fund	$75.00	No	N/A
	SMH Fund	$80.00
	SX7E Index	85.00
2	KRE Fund	$85.00	No	N/A
	SMH Fund	$75.00
	SX7E Index	90.00
3-9	KRE Fund	Various (at least one Underlier below then-applicable Call Value)	No	N/A
	SMH Fund
	SX7E Index
Final	KRE Fund	$97.00	Yes	17.000%
	SMH Fund	$105.00
	SX7E Index	102.00

Because the Closing Value of each Underlier on the Final Valuation Date is greater than or equal to its then-applicable Call Value, the Notes are automatically redeemed on the related Redemption Settlement Date, which is the Maturity Date. You will receive on the Maturity Date a cash payment of $1,170.00 per $1,000 principal amount Note, which is equal to your principal amount plus a return equal to the applicable Redemption Premium.

If the Closing Value of at least one Underlier is below its then-applicable Call Value on each Observation Date, the Notes will not be automatically redeemed and you may lose a significant portion or all of your investment at maturity. See “Hypothetical Examples of Amounts Payable at Maturity” below.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: 100.00*

▪	Hypothetical Barrier Value for each Underlier: 60.00 (60.00% of the hypothetical Initial Underlier Value set forth above)*

▪	You hold the Notes to maturity, and the Notes are NOT automatically redeemed.

*	The hypothetical Initial Underlier Value of 100.00 and the hypothetical Barrier Value of 60.00 for each Underlier have been chosen for illustrative purposes only and may not represent likely actual Initial Underlier Values or Barrier Values for the Underliers. The actual Initial Underlier Value for each Underlier will be equal to its Closing Value on the Initial Valuation Date, and the actual Barrier Value for each Underlier will be equal to 60.00% of its Initial Underlier Value.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Final Underlier Value of the Least Performing Underlier	Underlier Return of the Least Performing Underlier	Payment at Maturity per $1,000 Principal Amount Note
150.00	50.00%	N/A
140.00	40.00%	N/A
130.00	30.00%	N/A
120.00	20.00%	N/A
110.00	10.00%	N/A
100.00	0.00%	N/A
95.00	-5.00%	N/A
90.00	-10.00%	N/A
89.99	-10.01%	$1,000.00
80.00	-20.00%	$1,000.00
70.00	-30.00%	$1,000.00
60.00	-40.00%	$1,000.00
59.99	-40.01%	$599.90
50.00	-50.00%	$500.00
40.00	-60.00%	$400.00
30.00	-70.00%	$300.00
20.00	-80.00%	$200.00
10.00	-90.00%	$100.00
0.00	-100.00%	$0.00

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Underlier Value of the KRE Fund is $150.00, the Final Underlier Value of the SMH Fund is $80.00 and the Final Underlier Value of the SX7E Index is 140.00.

Because the SMH Fund has the lowest Underlier Return, the SMH Fund is the Least Performing Underlier. Because the Notes are not automatically redeemed on any Observation Date and the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

Example 2: The Final Underlier Value of the KRE Fund is $80.00, the Final Underlier Value of the SMH Fund is $150.00 and the Final Underlier Value of the SX7E Index is 40.00.

Because the SX7E Index has the lowest Underlier Return, the SX7E Index is the Least Performing Underlier. Because the Notes are not automatically redeemed on any Observation Date and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

$1,000 + ($1,000 × -60.00%) = $400.00

Example 2 demonstrates that, if the Notes are not automatically redeemed, and if the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, your investment in the Notes will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value. You will not benefit in any way from the Underlier Return of any other Underlier being higher than the Underlier Return of the Least Performing Underlier.

If the Notes are not automatically redeemed, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underliers or their components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically redeemed, and if the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value. You may lose up to 100.00% of the principal amount of your Notes.

•	Your Potential Return on the Notes Is Limited to the Applicable Redemption Premium, If Any, and You Will Not Participate in Any Appreciation of Any Underlier—You will receive a positive return on the Notes only if the Notes are automatically redeemed. Any positive return on the Notes will be limited to the Redemption Premium applicable to the relevant Observation Date and will not be based on the amount of any appreciation in the value of any Underlier, which may be significant, even though you will be fully exposed to the depreciation in the value of the Least Performing Underlier from its Initial Underlier Value if the Notes are not automatically redeemed and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•	Because the Notes Are Linked to the Least Performing Underlier, You Are Exposed to Greater Risk of Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Underlier—The risk that you will lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With multiple Underliers, it is more likely that the Final Underlier Value of at least one Underlier will be less than its Barrier Value, and therefore, it is more likely that you will suffer a loss of a significant portion or all of your principal at maturity. Further, the performance of the Underliers may not be correlated or may be negatively correlated. The lower the correlation between multiple Underliers, the greater the potential for one of those Underliers to close below its Barrier Value on the Final Valuation Date.

It is impossible to predict what the correlation among the Underliers will be over the term of the Notes. The Underliers represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underliers’ performance may change over the term of the Notes, the Redemption Premiums are determined, in part, based on the correlation of the Underliers’ performance calculated using our internal models at the time when the terms of the Notes are finalized. Higher Redemption Premiums are generally associated with lower correlation of the Underliers, which reflects a greater potential for a loss of principal at maturity.

•	You Are Exposed to the Market Risk of Each Underlier—Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of the other Underliers. If the Notes have not been automatically redeemed, and if the Final Underlier Value of any Underlier is less than its Barrier Value, you will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value. Accordingly, your investment is subject to the market risk of each Underlier.

•	Automatic Redemption and Reinvestment Risk—While the original term of the Notes is as indicated on the cover of this pricing supplement, the Notes may be automatically redeemed prior to maturity for a term that could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically redeemed prior to the Maturity Date. No additional payments will be due after an automatic redemption. The automatic redemption feature of the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity or upon Any Automatic Redemption—You should be willing to hold your Notes to maturity or any automatic redemption. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Underlier has increased from its Initial Underlier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk— Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Redemption Premiums are determined based on a number of factors, including the expected volatility of the Underliers. The Redemption Premiums reflect a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the Underliers taken into account in determining the terms of the Notes were lower. As volatility of an Underlier increases, there will typically be a greater likelihood that the Final Underlier Value of that Underlier will be less than its Barrier Value.

Accordingly, you should understand that higher Redemption Premiums reflect, among other things, an indication of a greater likelihood that you will incur a loss of principal at maturity than would have been the case had the Redemption Premiums been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will lose a significant portion or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Funds or the Securities Composing or Held by the Underliers—The return on the Notes may not reflect the return you would realize if you actually owned the Funds or the securities composing or held by the Underliers. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Funds or the securities composing or held by the Underliers would have.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	The SX7E Index Reflects the Price Return of the Securities Composing the SX7E Index, Not the Total Return—The return on the Notes is based, in part, on the performance of the SX7E Index, which reflects changes in the market prices of the securities composing the SX7E Index. The SX7E Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the SX7E Index. Accordingly, the return on the Notes will not include such a total return feature.

•	Adjustments to the SX7E Index Could Adversely Affect the Value of the Notes—The sponsor of the SX7E Index may add, delete, substitute or adjust the securities composing the SX7E Index or make other methodological changes to the SX7E Index that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Value of the SX7E Index in the event of certain material changes in or modifications to the SX7E Index. In addition, the sponsor of the SX7E Index may also discontinue or suspend calculation or publication of the SX7E Index at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the SX7E Index or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of the SX7E Index. Any of these actions could adversely affect the value of the SX7E Index and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

•	The Equity Securities Included in the SX7E Index Are Concentrated in the Banking Industry—All or substantially all of the equity securities included in the SX7E Index are issued by companies whose primary line of business is associated with the banking industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.

•	There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities in Non-U.S. Securities Markets with Respect to the SX7E Index—The equity securities composing the SX7E Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Euro—The SX7E Index is composed of non-U.S. securities denominated in euros. Because the value of the SX7E Index is also calculated in euros (and not in U.S. dollars), the performance of the SX7E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Notes determined based in part on the performance of the SX7E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the Notes will not benefit from any appreciation of the euro relative to the U.S. dollar.

•	The Equity Securities Held by the KRE Fund Are Concentrated in the Regional Banking Industry and the Financial Services Industry—All or substantially all of the equity securities held by the KRE Fund are issued by companies whose primary line of business is directly associated with the regional banking industry and the financial services industry. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Banking and financial services companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates, fees and prices they can charge, the scope of their activities and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the financial sector. Changes in government regulation and oversight of financial institutions may have an adverse effect on the financial condition of a financial institution.

•	The Equity Securities Held by the SMH Fund Are Concentrated in the Semiconductor Industry—All or substantially all of the equity securities held by the SMH Fund are issued by companies whose primary line of business is directly associated with the semiconductor industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. The international operations of many semiconductor companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, tariffs and trade disputes, competition from subsidized foreign competitors with lower production costs and other risks inherent to international business. The semiconductor industry is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly.

•	There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities with Respect to the SMH Fund—Some of the component securities held by the SMH Fund are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	Certain Features of the Funds Will Impact the Value of the Notes — The performance of each Fund will not fully replicate the performance of its Underlying Index (as defined below), and each Fund may hold securities or other assets not included in its Underlying Index. The value of each Fund is subject to:

o	Management risk. This is the risk that the investment strategy for a Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. Each Fund’s investment adviser may have the right to use a portion of that Fund’s assets to invest in shares of equity securities that are not included in its Underlying Index. Each Fund is not actively managed, and each Fund’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. Each Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus a Fund’s losses may be greater than if that Fund invested only in conventional securities.

o	Transaction costs and fees. Unlike the Underlying Indices, each Fund will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, a Fund may diverge significantly from the performance of its Underlying Index due to differences in trading hours between that Fund and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by a Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of a Fund may vary substantially from the net asset value per share of that Fund. Because the Notes are linked to the performance of the Funds and not the Underlying Indices, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Indices.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of a Fund. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of a Fund. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

•	Adjustments to a Fund or an Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—The investment adviser of a Fund may add, delete or substitute the component securities held by that Fund or make changes to its investment strategy, and the sponsor of an Underlying Index may add, delete, substitute or adjust the securities composing that Underlying Index or make other methodological changes to that Underlying Index that could affect its performance. In addition, if the shares of a Fund are de-listed or if a Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to that Fund or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the relevant Fund and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. However, if we elect not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs—Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or an Underlier or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

•	Historical Performance of the Underliers Should Not Be Taken as Any Indication of the Future Performance of the Underliers Over the Term of the Notes—The value of each Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Underlier is not an indication of the future performance of that Underlier over the term of the Notes. The historical correlation between the Underliers is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Underliers individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Underlier.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers or their components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underliers” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the values and expected volatility of the Underliers;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	dividend rates on each Fund and the components of each Underlier;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes;

o	the exchange rate of the U.S. dollar relative to the euro; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIERS

State Street® SPDR® S&P® Regional Banking ETF

According to publicly available information, the KRE Fund (formerly known as the SPDR® S&P® Regional Banking ETF) is an exchange-traded fund of the SPDR® Series Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Regional Banks Select Industry Index (with respect to the KRE Fund, the “Underlying Index”). The Underlying Index is a modified equal-weighted index that is designed to measure the performance of the GICS® regional banks sub-industry of the S&P Total Market Index. For more information about the KRE Fund, see “Exchange-Traded Funds—The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement.

Historical Performance of the KRE Fund

The graph below sets forth the historical performance of the KRE Fund based on the daily Closing Values from January 4, 2021 through April 9, 2026. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

Historical Performance of the State Street® SPDR® S&P® Regional Banking ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

VanEck® Semiconductor ETF

According to publicly available information, the VanEck® Semiconductor ETF (the “SMH Fund”) is an exchange-traded fund of VanEck® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (with respect to the SMH Fund, the “Underlying Index”). The Underlying Index is a capped, float-adjusted, modified market capitalization-weighted index designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from semiconductors. For more information about the SMH Fund, see “Exchange-Traded Funds—The VanEck® ETFs” in the accompanying underlying supplement.

Historical Performance of the SMH Fund

The graph below sets forth the historical performance of the SMH Fund based on the daily Closing Values from January 4, 2021 through April 9, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

Historical Performance of the VanEck® Semiconductor ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EURO STOXX® Banks Index

The SX7E Index is a free float market capitalization-weighted index that includes stocks composing the EURO STOXX® Index that have been issued by companies in the Industry Classification Benchmark banks supersector. The EURO STOXX® Index is composed of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the SX7E Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Performance of the SX7E Index

The graph below sets forth the historical performance of the SX7E Index based on the daily Closing Values from January 4, 2021 through April 9, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the EURO STOXX® Banks Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. Moreover, as discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a Note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a Note.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underliers. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “agent”), and the agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent will commit to take and pay for all of the Notes, if any are taken.